Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 3rd Quarter 2024 Results
Denver, Colorado, October 29, 2024 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended September 30, 2024.

“We continue to provide quality care for our patients across the continuum of care, while delivering solid third quarter financial performance,” said Javier Rodriguez, CEO of DaVita Inc. "And, in light of recent severe storms, I am grateful for the remarkable resilience of our patients and our frontline caregivers.”
Financial and operating highlights for the quarter ended September 30, 2024:
•Consolidated revenues were $3.264 billion.
•Operating income was $535 million.
•Diluted earnings per share was $2.50 and adjusted diluted earnings per share was $2.59.
•Operating cash flow was $810 million and free cash flow was $555 million.
•Incurred an incremental Term Loan A-1 tranche in the aggregate principal amount of $1.1 billion and issued an aggregate principal amount of $1.0 billion of 6.875% senior notes. A portion of the proceeds of these transactions was used to repay the Term Loan B-1 maturing in 2026 of approximately $950 million and the balance then outstanding on our revolving line of credit.
•Repurchased 2.7 million shares of our common stock at an average price paid of $147.20 per share.

	Three months ended		Nine months ended September 30,
	September 30, 2024	June 30, 2024	2024	2023
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$215	$223	$677	$541
Diluted per share	$2.50	$2.50	$7.66	$5.80
Adjusted net income(1)	$222	$230	$657	$566
Adjusted diluted per share(1)	$2.59	$2.59	$7.43	$6.06

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

	Three months ended				Nine months ended September 30,
	September 30, 2024		June 30, 2024		2024		2023
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$535	16.4%	$506	15.9%	$1,525	16.0%	$1,213	13.5%
Adjusted operating income(1)	$535	16.4%	$506	15.9%	$1,490	15.6%	$1,252	13.9%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the third quarter of 2024 were 7,350,784, or an average of 93,048 treatments per day, representing a per day decrease of (0.1)% compared to the second quarter of 2024. Normalized non-acquired treatment growth in the third quarter of 2024 compared to the third quarter of 2023 was (0.2)%.

	Three months ended		Quarter change	Nine months ended		Year to date change
	September 30, 2024	June 30, 2024		September 30, 2024	September 30, 2023
	(dollars in millions, except per treatment data)
Revenue per treatment	$394.49	$390.22	$4.27	$389.79	$374.46	$15.33
Patient care costs per treatment	$257.46	$255.25	$2.21	$255.96	$253.30	$2.66
General and administrative	$301	$282	$19	$858	$819	$39
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to increases in average reimbursement rates and other normal fluctuations. The year to date change was primarily driven by the increase in average reimbursement rates from normal annual rate increases including from Medicare, as well as revenue cycle improvements, favorable changes in mix and an increase in hospital inpatient dialysis rates.
Patient care costs: The quarter change was primarily due to increased compensation expenses, health benefit expense, and other direct operating expenses associated with our dialysis centers. These increases were partially offset by decreases in insurance costs, travel costs, professional fees and center closure costs. The year to date change was primarily due to increases in compensation expenses, health benefit expense, and medical supplies expense. These increases were partially offset by decreased contributions to charitable organizations, contract wages, and center closure costs.
General and administrative: The quarter change was primarily due to increased advocacy costs, compensation expenses, IT-related costs, travel costs and professional fees. These increases were partially offset by a decrease in center closure costs. The year to date change was primarily due to increases in compensation expenses, advocacy costs, including a refund received in 2023 related to 2022 advocacy costs. Other drivers of this change include increases in IT-related costs, contract wages, center closure costs and professional fees. These increases were partially offset by decreased severance costs and contributions to charitable organizations.
Certain items impacting the quarter:
Closure costs. In the third quarter of 2022, we began a strategic review of our outpatient clinic capacity requirements and utilization, which had been significantly impacted by declines in our patient census due to the COVID-19 pandemic. This review continued through 2023, and has resulted in higher than normal charges for center capacity closures over the last several quarters. These capacity closure costs include net losses on assets retired, lease termination costs, asset impairments and accelerated depreciation and amortization.
During the three months ended and nine months ended September 30, 2024, we incurred charges for U.S. dialysis center closures of approximately $18.3 million and $48.2 million, respectively. During the three months ended September 30, 2024 these center closures increased our patient care costs by $3.5 million, our general and administrative expenses by $3.8 million and our depreciation and amortization expense by $11.0 million. During the nine months ended September 30, 2024, these center closures increased our patient care costs by $13.3 million, our general and administrative expenses by $19.6 million and our depreciation and amortization expense by $15.3 million.
As previously disclosed, we have updated the presentation of our non-GAAP measures to no longer exclude center closure costs for all periods presented as well as for our current full-year 2024 guidance. To facilitate comparisons, prior periods shown herein now conform to this revised presentation.
Debt transactions. In August 2024, we entered into the Sixth Amendment to our senior secured credit agreement. The Sixth Amendment extends an incremental Term Loan A-1 tranche in the aggregate principal amount of $1,100 million. The Company also issued $1,000 million aggregate principal amount of 6.875% senior notes due 2032. A portion of the net proceeds from these transactions were used to prepay the remainder of the balance outstanding on its Term Loan B-1 maturing in 2026 in the amount of $950 million, the balance outstanding on its revolving line of credit and related accrued interest and fees. The remaining borrowings added cash to the balance sheet for general corporate purposes.

Change Healthcare. During the nine months ended September 30, 2024, we experienced delays in claims processing as a result of the Change Healthcare outage. As a result, we applied for and received interest-free funding from UnitedHealth Group under the Temporary Funding Assistance Program. As of September 30, 2024 we have $120 million outstanding under this program. Amounts provided under this program are subject to repayment within 45 business days from a future date to be mutually agreed to by Change Healthcare and the Company.
Share repurchases. During the three months ended September 30, 2024, we repurchased 2.7 million shares for $406 million, at an average price paid of $147.20 per share.
Subsequent to September 30, 2024 through October 25, 2024, the Company has repurchased 0.6 million shares of our common stock for $101 million at an average price paid of $160.77 per share.

Financial and operating metrics:

	Three months ended September 30,		Twelve months ended September 30,
	2024	2023	2024	2023
Cash flow:	(dollars in millions)
Operating cash flow	$810	$661	$1,960	$1,918
Free cash flow(1)	$555	$453	$1,139	$1,054

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

	Three months ended September 30, 2024	Nine months ended September 30, 2024
Effective income tax rate on:
Income	20.8%	19.3%
Income attributable to DaVita Inc.(1)	26.5%	24.1%
Adjusted income attributable to DaVita Inc.(1)	26.5%	25.0%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.
Center activity: As of September 30, 2024, we provided dialysis services to a total of approximately 265,400 patients at 3,113 outpatient dialysis centers, of which 2,660 centers were located in the United States and 453 centers were located in 13 countries outside of the United States. During the third quarter of 2024, we opened three and closed 15 dialysis centers in the United States. We also acquired one, opened four and closed four dialysis centers outside of the United States during the third quarter of 2024.
Integrated kidney care (IKC): As of September 30, 2024, we had approximately 69,500 patients in risk-based integrated care arrangements representing approximately $5.4 billion in annualized medical spend. We also had an additional 13,900 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see footnote 4 in the "Supplemental Financial Data" table below.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These current non-GAAP financial measures do not include certain items, including gains on changes in ownership interest and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.
As previously disclosed, our 2024 guidance provided below no longer excludes center closure costs.

	2024 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,910	$2,010
Adjusted diluted net income per share attributable to DaVita Inc.	$9.25	$10.05
Free cash flow	$950	$1,200
We will be holding a conference call to discuss our results for the third quarter ended September 30, 2024, on October 29, 2024, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings." This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, availability or cost of supplies, including without limitation the impact of the reduction in clinical and other supplies delivered to DaVita by Baxter International Inc. or its subsidiaries (collectively, Baxter) due to closures of Baxter facilities following Hurricane Helene, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the effects of the recent Change Healthcare (CHC) cybersecurity outage on us and our operations, current macroeconomic, marketplace and, labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), Medicare Advantage (MA) plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs or other treatments on the dialysis industry, expectations regarding the impact of our continuing cost savings initiatives and our stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•current macroeconomic and marketplace conditions, including, without limitation, the impact of global events and political or governmental volatility; the impact of the domestic political environment and related developments on the current healthcare marketplace, our patients and on our business; the continuing impact of the COVID-19 pandemic on our operations, reputation, financial condition and the chronic kidney disease (CKD) population and our patient population; supply chain challenges and disruptions, including without limitation with respect to certain key services provided to us and certain critical clinical supplies and equipment, and including any impacts on our supply chain as a result of natural disasters; the potential impact of new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments on our patients and industry; elevated teammate turnover or labor costs; the impact of continued increased competition from dialysis providers and others; and our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost saving opportunities and to invest in and implement cost saving initiatives;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under commercial plans, including, without limitation, as a result of continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, or as a result of payors implementing restrictive plan designs;
•risks arising from potential changes in or new laws, regulations or requirements applicable to us, including, without limitation, those related to healthcare, antitrust matters, including, among others, non-competes and other restrictive covenants, and acquisition, merger, joint venture or similar transactions and/or labor matters, and potential impacts of changes in enforcement thereof or related litigation impacting, among other things, coverage or reimbursement rates for our services or the number of patients enrolled in or that select higher-paying commercial plans, and the risk that we make incorrect assumptions about how our patients will respond to any such developments;
•our ability to successfully implement our strategies with respect to IKC and VBC initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure;

•our reliance on significant suppliers, service providers and other third party vendors to provide key support to our business operations and enable our provision of services to patients, such as, among others, CHC, Baxter and other suppliers of certain pharmaceuticals, services or critical clinical products; and risks resulting from a closure, reduction or other disruption in the services or products provided to us by such suppliers, service providers and third party vendors, such as the closure of certain Baxter manufacturing facilities following Hurricane Helene;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, such as the recent cyberattack on CHC, including, among other things, any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business;
•our ability to attract, retain and motivate teammates and our ability to manage potential disruptions to our business and operations, including potential work stoppages, operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, including due to the ongoing nationwide shortage of skilled clinical personnel or other reasons;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete and successfully integrate and operate acquisitions, mergers, dispositions, joint ventures or other strategic transactions on terms favorable to us or at all; and our ability to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles including, without limitation, due to defects or operational issues in our billing systems or in the billing systems or services of third parties on which we rely, such as the operational issues at CHC resulting from a recent cyberattack; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs;
•the effects on us or others of natural or other disasters, public health crises or adverse weather events such as hurricanes, earthquakes, fires or flooding;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Dialysis patient service revenues	$3,138,561	$2,951,950	$9,141,195	$8,602,669
Other revenues	125,029	169,382	379,672	391,731
Total revenues	3,263,590	3,121,332	9,520,867	8,994,400
Operating expenses:
Patient care costs	2,151,875	2,067,315	6,373,150	6,181,348
General and administrative	393,534	376,883	1,123,859	1,072,513
Depreciation and amortization	187,014	188,423	549,758	550,166
Equity investment income, net	(3,711)	(7,228)	(15,874)	(22,502)
Gain on changes in ownership interest	—	—	(35,147)	—
Total operating expenses	2,728,712	2,625,393	7,995,746	7,781,525
Operating income	534,878	495,939	1,525,121	1,212,875
Debt expense	(134,583)	(98,080)	(331,748)	(302,361)
Debt prepayment, extinguishment and modification costs	(10,081)	—	(19,813)	(7,962)
Other loss, net	(16,780)	(19,650)	(56,900)	(14,525)
Income before income taxes	373,434	378,209	1,116,660	888,027
Income tax expense	77,674	68,848	215,168	161,621
Net income	295,760	309,361	901,492	726,406
Less: Net income attributable to noncontrolling interests	(81,072)	(62,729)	(224,479)	(185,536)
Net income attributable to DaVita Inc.	$214,688	$246,632	$677,013	$540,870

Earnings per share attributable to DaVita Inc.:
Basic net income	$2.56	$2.70	$7.86	$5.95
Diluted net income	$2.50	$2.62	$7.66	$5.80

Weighted average shares for earnings per share:
Basic shares	83,721	91,322	86,123	90,937
Diluted shares	85,795	94,041	88,422	93,317

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income	$295,760	$309,361	$901,492	$726,406
Other comprehensive income (loss), net of tax:
Unrealized (losses) gains on interest rate cap agreements:
Unrealized (losses) gains	(21,576)	6,996	(2,340)	28,305
Reclassifications of net realized gains into net income	(1,870)	(21,198)	(45,539)	(55,895)
Unrealized gains (losses) on foreign currency translation:	56,202	(47,644)	(62,371)	27,878
Other comprehensive income (loss)	32,756	(61,846)	(110,250)	288
Total comprehensive income	328,516	247,515	791,242	726,694
Less: Comprehensive income attributable to noncontrolling interests	(81,072)	(62,729)	(224,479)	(185,536)
Comprehensive income attributable to DaVita Inc.	$247,444	$184,786	$566,763	$541,158

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$901,492	$726,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	549,758	550,166
Loss on extinguishment of debt	12,527	7,132
Stock-based compensation expense	75,392	82,313
Deferred income taxes	(53,713)	(17,767)
Equity investment loss, net	91,100	40,121
Gain on changes in ownership interest	(35,147)	—
Other non-cash losses, net	24,159	1,633
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(175,643)	118,148
Inventories	20,495	290
Other current assets	72,477	31,842
Other long-term assets	(12,858)	1,101
Accounts payable	(43,414)	(33,837)
Accrued compensation and benefits	27,314	65,279
Other current liabilities	35,646	10,822
Income taxes	(7,528)	(1,878)
Other long-term liabilities	(7,646)	(7,945)
Net cash provided by operating activities	1,474,411	1,573,826
Cash flows from investing activities:
Additions of property and equipment	(384,786)	(409,011)
Acquisitions	(161,210)	(7,990)
Proceeds from asset and business sales	17,937	24,907
Purchase of debt investments held-to-maturity	(15,319)	(30,419)
Purchase of other debt and equity investments	(8,784)	(6,693)
Proceeds from debt investments held-to-maturity	22,092	94,414
Proceeds from sale of other debt and equity investments	4,558	3,930
Purchase of equity method investments	(4,497)	(276,006)
Distributions from equity method investments	6,554	3,364
Net cash used in investing activities	(523,455)	(603,504)
Cash flows from financing activities:
Borrowings	6,623,634	2,468,335
Payments on long-term debt	(5,437,907)	(2,992,248)
Deferred and debt related financing costs	(46,011)	(53,466)
Purchase of treasury stock	(1,020,550)	—
Distributions to noncontrolling interests	(229,236)	(203,381)
Net payments related to stock purchases and awards	(112,496)	(41,155)
Contributions from noncontrolling interests	10,623	11,579
Proceeds from sales of additional noncontrolling interests	860	50,962
Purchases of noncontrolling interests	(40,751)	(7,875)
Net cash used in financing activities	(251,834)	(767,249)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5,112)	3,063
Net increase in cash, cash equivalents and restricted cash	694,010	206,136
Cash, cash equivalents and restricted cash at beginning of the year	464,634	338,989
Cash, cash equivalents and restricted cash at end of the period	$1,158,644	$545,125

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$1,070,775	$380,063
Restricted cash and equivalents	87,869	84,571
Short-term investments	20,996	11,610
Accounts receivable	2,267,365	1,986,856
Inventories	128,999	143,105
Other receivables	359,485	422,669
Prepaid and other current assets	96,989	102,645
Income tax receivable	4,522	6,387
Total current assets	4,037,000	3,137,906
Property and equipment, net of accumulated depreciation of $6,174,254 and $5,759,514, respectively	2,939,620	3,073,533
Operating lease right-of-use assets	2,418,350	2,501,364
Intangible assets, net of accumulated amortization of $29,374 and $38,445, respectively	197,854	203,224
Equity method and other investments	430,483	545,848
Long-term investments	33,844	47,890
Other long-term assets	218,956	271,253
Goodwill	7,227,630	7,112,560
	$17,503,737	$16,893,578
LIABILITIES AND EQUITY
Accounts payable	$488,244	$514,533
Other liabilities	927,530	828,878
Accrued compensation and benefits	806,149	752,598
Current portion of operating lease liabilities	404,540	394,399
Current portion of long-term debt	296,255	123,299
Income tax payable	21,268	28,507
Total current liabilities	2,943,986	2,642,214
Long-term operating lease liabilities	2,237,135	2,330,389
Long-term debt	9,260,331	8,268,334
Other long-term liabilities	183,030	183,074
Deferred income taxes	659,581	726,217
Total liabilities	15,284,063	14,150,228
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,633,011	1,499,288
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 90,132 and 82,624 shares issued and outstanding at September 30, 2024, respectively, and 88,824 shares issued and outstanding at December 31, 2023)	90	89
Additional paid-in capital	295,637	509,804
Retained earnings	1,275,301	598,288
Treasury stock (7,508 and zero shares, respectively)	(1,021,979)	—
Accumulated other comprehensive loss	(162,334)	(52,084)
Total DaVita Inc. shareholders' equity	386,715	1,056,097
Noncontrolling interests not subject to put provisions	199,948	187,965
Total equity	586,663	1,244,062
	$17,503,737	$16,893,578

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Nine months ended September 30, 2024
	September 30, 2024	June 30, 2024
1. Consolidated business metrics:
Operating margin	16.4%	15.9%	16.0%
Adjusted operating margin excluding certain items(2)	16.4%	15.9%	15.6%
General and administrative expenses as a percent of consolidated revenues(1)	12.1%	11.5%	11.8%
Effective income tax rate on income	20.8%	19.3%	19.3%
Effective income tax rate on income attributable to DaVita Inc.(2)	26.5%	24.2%	24.1%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	26.5%	24.3%	25.0%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,906	$2,841	$8,503
Other—Ancillary services
Integrated kidney care	112	114	342
Other U.S. ancillary	6	7	20
International dialysis patient service and other	258	242	719
	376	362	1,080
Eliminations	(19)	(17)	(63)
Total consolidated revenues	$3,264	$3,187	$9,521
Operating income (loss):
U.S. dialysis	$549	$550	$1,625
Other—Ancillary services
Integrated kidney care	(2)	(34)	(62)
Other U.S. ancillary	(2)	(2)	(6)
International(3)	18	17	51
	14	(19)	(16)
Corporate administrative support expenses	(29)	(25)	(84)
Total consolidated operating income	$535	$506	$1,525

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Nine months ended September 30, 2024
	September 30, 2024	June 30, 2024
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,900	$2,835	$8,485
Other revenues	6	6	18
Total operating revenues	2,906	2,841	8,503
Operating expenses:
Patient care costs	1,893	1,855	5,572
General and administrative	301	282	858
Depreciation and amortization	171	160	504
Equity investment income	(8)	(6)	(20)
Gain on changes in ownership interests	—	—	(35)
Total operating expenses	2,357	2,291	6,878
Segment operating income	$549	$550	$1,625
Reconciliation for non-GAAP measure:
Gain on changes in ownership interest	—	—	(35)
Adjusted segment operating income(2)	$549	$550	$1,590
Metrics
Volume:
Treatments	7,350,784	7,265,444	21,767,740
Number of treatment days	79.0	78.0	234.6
Average treatments per day	93,048	93,147	92,787
Per day year-over-year increase	0.6%	0.5%	0.3%
Normalized year-over-year non-acquired treatment growth(4)	(0.2)%	0.4%
Operating net revenues:
Average patient service revenue per treatment	$394.49	$390.22	$389.79
Expenses:
Patient care costs per treatment	$257.46	$255.25	$255.96
General and administrative expenses per treatment	$41.01	$38.79	$39.41
Depreciation and amortization expense per treatment	$23.21	$22.08	$23.14
Accounts receivable:
Receivables	$1,707	$1,812
DSO	54	59

4. IKC metrics:
Patients per integrated care arrangement type:
Risk-based	69,500	71,300
Other	13,900	15,200
Annualized aggregate risk based spend(7)	$5,400	$5,400

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Nine months ended September 30, 2024
	September 30, 2024	June 30, 2024
5. Cash flow:
Operating cash flow	$810	$799	$1,474
Operating cash flow, last twelve months	$1,960	$1,810
Free cash flow(2)	$555	$654	$882
Free cash flow, last twelve months(2)	$1,139	$1,038
Capital expenditures:
Maintenance	$104	$86	$275
Development	$35	$39	$110
Acquisition expenditures	$3	$53	$161
Proceeds from sale of self-developed properties	$2	$6	$11
6. Debt and capital structure:
Total debt(5)	$9,624	$9,048
Net debt, net of cash and cash equivalents(5)	$8,553	$8,632
Leverage ratio(6)	3.17x	3.10x
Weighted average effective interest rate:
During the quarter	5.69%	4.27%
At end of the quarter	5.71%	4.33%
On the senior secured credit facilities at end of the quarter	7.01%	4.62%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	59%	55%
Debt with rates fixed by its terms or capped by cap agreements	95%	93%
Amount spent on share repurchases	$406	$376	$1,022
Number of shares repurchased	2,734	2,655	7,508
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)The reported operating income for the three months ended September 30, 2024 and June 30, 2024, and for nine months ended September 30, 2024 includes foreign currency (losses) gains embedded in equity method income recognized from our Asia Pacific joint venture of approximately $(3.7), $0.4 and $(1.8), respectively.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)The debt amounts as of September 30, 2024 and June 30, 2024 presented exclude approximately $67.2 and $58.6, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(6)This is a non-GAAP measure. See "Calculation of Leverage Ratio" in non-GAAP reconciliations.
(7)Integrated care metrics: The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from VBC arrangements under which third-party medical costs are not included in our reported results.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions)
Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated August 13, 2024 and our prior senior secured credit facilities, the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement. The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Amended Credit Agreement, including pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Amended Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company's leverage ratio under the Amended Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	September 30, 2024	June 30, 2024
Net income attributable to DaVita Inc.	$828	$860
Income taxes	274	265
Interest expense	375	348
Depreciation and amortization	745	746
Impairment charges	26	26
Net income attributable to noncontrolling interests	304	286
Stock-settled stock-based compensation	101	103
Debt extinguishment and modification costs	20	10
Expected cost savings and expense reductions	15	16
Severance and other related costs	—	5
Other	112	116
"Consolidated EBITDA"	$2,801	$2,781

	September 30, 2024	June 30, 2024
Total debt, excluding debt discount and other deferred financing costs(1)	$9,624	$9,048
Less: Cash and cash equivalents including short-term investments(2)	(750)	(432)
Consolidated net debt	$8,874	$8,616
Last twelve months "Consolidated EBITDA"	$2,801	$2,781
Leverage ratio	3.17x	3.10x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of September 30, 2024 and June 30, 2024 presented exclude approximately $67.2 and $58.6, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
In connection with a comment letter from the Securities and Exchange Commission Staff, beginning in the second quarter of 2024, we have updated the presentation of our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, the non-GAAP measures presented for prior periods also have been conformed to the presentation of the non-GAAP measures for the current period.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted measures of operating expenses for its U.S. dialysis business, adjusted U.S. dialysis patient care costs per treatment, adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures, and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.:

	Three months ended				Nine months ended
	September 30, 2024		June 30, 2024		September 30, 2024		September 30, 2023
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$215	$2.50	$223	$2.50	$677	$7.66	$541	$5.80
Legal matter(1)	—	—	—	—	—	—	11	0.12
Gain on changes in ownership interest(2)	—	—	—	—	(35)	(0.40)	—	—
Severance and other costs(3)	—	—	—	—	—	—	28	0.30
Debt prepayment and refinancing charges(4)	10	0.12	10	0.11	20	0.22	8	0.09
Other income - Mozarc gain(5)	—	—	—	—	—	—	(14)	(0.15)
Related income tax	(3)	(0.03)	(2)	(0.03)	(5)	(0.06)	(8)	(0.09)
Adjusted net income attributable to DaVita Inc.(6)	$222	$2.59	$230	$2.59	$657	$7.43	$566	$6.06
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
Adjusted operating income:

	Three months ended September 30, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$549	$(2)	$(2)	$18	$14	$(29)	$535
Adjusted operating income (loss)(6)	$549	$(2)	$(2)	$18	$14	$(29)	$535
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended June 30, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$550	$(34)	$(2)	$17	$(19)	$(25)	$506
Adjusted operating income (loss)(6)	$550	$(34)	$(2)	$17	$(19)	$(25)	$506
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Nine months ended September 30, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$1,625	$(62)	$(6)	$51	$(16)	$(84)	$1,525
Gain on changes in ownership interest(2)	(35)	—	—	—	—	—	(35)
Adjusted operating income (loss)(6)	$1,590	$(62)	$(6)	$51	$(16)	$(84)	$1,490
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Nine months ended September 30, 2023
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$1,331	$(66)	$(7)	$54	$(18)	$(100)	$1,213
Legal matter(1)	—	—	—	—	—	11	11
Severance and other costs(3)	26	—	—	—	—	1	28
Adjusted operating income (loss)(6)	$1,357	$(65)	$(7)	$54	$(18)	$(87)	$1,252
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Effective income tax rates:

	Three months ended		Nine months ended September 30, 2024
	September 30, 2024	June 30, 2024
Effective income tax rates on income attributable to DaVita Inc.:
Income before income taxes	$373	$371	$1,117
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(81)	(78)	(225)
Income before income taxes attributable to DaVita Inc.	$292	$294	$892
Income tax expense	$78	$72	$215
Income tax attributable to noncontrolling interests	—	—	(1)
Income tax expense attributable to DaVita Inc.	$78	$71	$215
Effective income tax rate on income attributable to DaVita Inc.	26.5%	24.2%	24.1%

Effective income tax rate on adjusted income attributable to DaVita Inc.:
Income before income taxes	$373	$371	$1,117
Gain on changes in ownership interest(2)	—	—	(35)
Debt prepayment and refinancing charges(4)	10	10	20
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(81)	(78)	(225)
Adjusted income before income taxes attributable to DaVita Inc.(6)	$302	$304	$876
Income tax expense	$78	$72	$215
Plus income tax related to:
Debt prepayment and refinancing charges(4)	3	2	5
Less income tax related to:
Noncontrolling interests	—	—	(1)
Income tax on adjusted income attributable to DaVita Inc.(6)	$80	$74	$219
Effective income tax rate on adjusted income attributable to DaVita Inc.(6)	26.5%	24.3%	25.0%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

Free cash flow:

	Three months ended			Nine months ended September 30, 2024
	September 30, 2024	June 30, 2024	September 30, 2023
Net cash provided by (used in) operating activities	$810	$799	$661	$1,474
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(122)	(30)	(79)	(229)
Contributions from noncontrolling interests	3	4	5	11
Maintenance capital expenditures(7)	(104)	(86)	(93)	(275)
Development capital expenditures(8)	(35)	(39)	(44)	(110)
Proceeds from sale of self-developed properties	2	6	4	11
Free cash flow	$555	$654	$453	$882
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)

	Twelve months ended
	September 30, 2024	June 30, 2024	September 30, 2023
Net cash provided by operating activities	$1,960	$1,810	$1,918
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(307)	(264)	(283)
Contributions from noncontrolling interests	14	15	15
Maintenance capital expenditures(7)	(394)	(383)	(434)
Development capital expenditures(8)	(150)	(158)	(169)
Proceeds from sale of self-developed properties	16	18	7
Free cash flow	$1,139	$1,038	$1,054
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)Represents an accrual for potential third-party settlement costs for the matter further described in Note 8 to our condensed consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “2017 U.S. Attorney Colorado Investigation” We have excluded this charge, which had been previously disclosed, from our non-GAAP metrics because, among other things, we do not believe it is indicative of our ordinary results of operations. In this instance, among the factors considered were that the claim relates to prior ancillary operations or activities that the Company sold or closed (or otherwise ceased) prior to June 2020, and the charge is significant and may obscure analysis of underlying trends and financial performance of our current business.
(2)Represents a non-cash gain recognized on the acquisition of a controlling financial interest in a previously nonconsolidated dialysis partnership. This gain to mark the investment to fair value prior to consolidation does not represent a normal and recurring cost of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(3)Includes severance and other termination costs related to a prior strategic restructuring initiative and associated transition of certain general and administrative support functions to a third party.
(4)Represents the non-cash write-off of debt refinancing costs associated with the Company's senior secured credit agreement. Costs associated with refinancing the Company's debt are not indicative of normal debt expense and may obscure analysis of underlying trends and financial performance. See additional discussion under "Debt transactions" above.
(5)Represents a non-cash gain recognized on rights contributed to Mozarc Medical Holding LLC (Mozarc) upon its formation. This gain to mark these rights to fair value prior to contribution to Mozarc does not represent a normal and recurring cost of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(6)In connection with the conclusion of a comment letter from the Securities and Exchange Commission Staff in July 2024, beginning in the second quarter of 2024, we have updated our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, the non-GAAP measures presented for prior periods also have been conformed to the presentation of the non-GAAP measures for the current period.
(7)Maintenance capital expenditures represent capital expenditures to maintain the productive capacity of the business and include those made for investments in information technology, dialysis center renovations, capital asset replacements, and any other capital expenditures that are not development or acquisition expenditures.
(8)Development capital expenditures principally represent capital expenditures (other than acquisition expenditures) made to expand the productive capacity of the business and include those for new U.S. and international dialysis center developments, dialysis center expansions and relocations, and new or expanded contracted hospital operations.